EXHIBITS 5.1 AND 23.2

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

OPINION OF DAVIS POLK & WARDWELL LLP

December 23, 2020

FTS International, Inc.
777 Main Street, Suite 2900
Fort Worth, Texas 76102

Ladies and Gentlemen:

FTS International, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) and the related prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) 1,760,675 shares (the “Class A Shares”) of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”), (ii) 4,241 shares of its Class A Common Stock (the “Tranche 1 Warrant Shares”) issuable upon the exercise of certain Tranche 1 Warrants and (iii) 10,607 shares of its Class A Common Stock (the “Tranche 2 Warrant Shares”) issuable upon the exercise of certain Tranche 2 Warrants, for resale by the selling stockholders named in the Prospectus.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional qualifications set forth below, we advise you that, in our opinion, as of the date hereof, (i) the Class A Shares have been validly issued, fully paid and are non-assessable, (ii) the Tranche 1 Warrant Shares, when issued upon the exercise of the underlying Tranche 1 Warrants and upon the Company’s receipt of payment of the exercise price therefore, will be validly issued, fully paid and non-assessable and (iii) the Tranche 2 Warrant Shares, when issued upon the exercise of the underlying Tranche 2 Warrants and upon the Company’s receipt of payment of the exercise price therefore, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP